                                   Agreement

         This Agreement is made and entered into as of the 2nd day of July, 1997 by and between Lawrence W. Schumann ("Schumann") and TCC Industries, Inc., a Texas corporation (the "Company"), to become effective on July 11, 1997 (the "Effective Date").

Background.

         At a meeting (the "July Meeting") of the Board of Directors (the "Board") of the Company held on July 2, 1997, Schumann resigned as Chairman of the Board and Chief Executive Officer of the Company effective at the conclusion of the July Meeting. In addition, at the July Meeting, Schumann agreed to resign as President and Director of Company and as officer and director of all of the subsidiaries of the Company, such resignations to become effective without further action of Schumann upon payment of the "Severance Payment" (defined below), and the Board authorized the Company to make such Severance Payment, all on the terms and conditions set forth below.

Agreement.

         It is agreed by the parties to this Agreement as follows:

         1.      Severance. On the Effective Date:

                 (a) The Company will pay to Schumann by wire transfer the cash sum of $288,481.92 (the "Severance Payment") in full satisfaction and discharge of the Company's payment obligations under that certain letter agreement between the Company and Schumann dated as of March 24, 1993 as amended by letter agreements between the parties dated as of April 14, 1993 and January 9, 1997 (collectively, the "Severance Agreement"), including without limitation the "Special Severance Payment" and fringe benefits for a period of one year as provided in the Severance Agreement and as more fully detailed on Annex A attached hereto.

                 (b) All outstanding stock options granted to Schumann by the Company for the purchase of Company shares will be terminated and canceled without having been exercised and without further action on the part of any of the parties or further consideration to Schumann.





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                 (c)      Upon receipt of the payment described in subparagraph
                 (a) above, the Severance Agreement and that certain Consulting and Noncompetition Agreement dated as of May 10, 1994 between the Company and Schumann will be terminated without further action on the part of any of the parties and all obligations of the parties thereunder will be deemed to be fully discharged and satisfied.

                 (d) Schumann will submit his written resignation as employee of the Company and from all offices with the Company, including without limitation as President and a director of the Company, and as an employee, officer and director of all of the subsidiaries and affiliates of the Company.

         2. As promptly as is practicable with respect to the Company's $500,000 key man term life insurance policy on the life of Schumann, the Company shall take such action as shall be necessary to cause (i) the beneficiary of such life insurance policy to be changed from the Company to such beneficiary as shall be designated in writing by Schumann, and (ii) the ownership of such life insurance policy to be transferred to Schumann, including the right to designate the beneficiary, all as provided in the Severance Agreement.

         3. In the event that the Company elects not to renew its existing Officer's and Director's Liability Insurance policy, or such policy is terminated or not renewed by the insurer, the Company will exercise, to the extent that it is entitled to do so, its option to elect the "discovery clause" thereunder, whereby coverage will be extended for an additional period of twelve months following such termination or failure to renew, at a cost of 75% of the annual premium on such policy.

         4.      Consultant Arrangement.   Effective as of July 3, 1997
Schumann is retained as a consultant with the Company for a period of at least thirty (30) days. As consultant, Schumann will perform such services as shall reasonably be assigned to him, from time to time by the chief executive officer of the Company or by the Board. For his services as consultant, Schumann will be paid at the rate of $10,000 per month, payable at the end of each month. The consulting arrangement shall have a term of not less than thirty (30) days following the date of this Agreement nor more than ninety (90) days following the date of this Agreement, except that such arrangement may be (i) terminated at any time after the expiration of thirty (30) days following the date of this Agreement, at the option of either party upon ten (10) days' prior written notice to the other party, and (ii) extended on the terms contained herein by written agreement of Schumann and the Company pursuant to unanimous approval of the Board. During the term of the consulting arrangement, Schumann will be available to provide such services in the offices of the Company for a period of at least fifteen hours per week, consisting (insofar as it is reasonably practicable to do so) of approximately three hours per day (other than Saturdays, Sundays and holidays) during each week, except that he will be entitled to (x) be absent for reasonable periods of time from time to time with the understanding that the aggregate overall time that he will be available each month will be approximately three hours per day (excluding Saturdays, Sundays and holidays) during the workweek, and (y) be on vacation for a period of one week around the





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
third week in July 1997. Schumann shall be entitled to the same indemnification in connection with the actions taken by him or his failure to act, as applicable, in connection with services rendered and to be rendered by him as consultant hereunder that he would been entitled to had he remained an officer and director of the Company during the period such services were rendered and had such actions or failure to act occurred in his capacity as an officer and director of the Company. Schumann shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket expenses for travel, meals, lodging and similar business expenses that are authorized by the Company and actually incurred by him in the performance of consulting services hereunder. Furthermore, after termination of this consulting arrangement, and without further consideration, Schumann agrees to reasonably cooperate with the Company and its officers with respect to Company business which occurred prior to the Effective Date so as to allow an orderly transition of the business and affairs of the Company, provided no significant amount of time is required to be spent by Schumann to so cooperate. Neither Schumann, Schumann's spouse nor any of Schumann's dependents shall be entitled to participate in or receive benefits under, and Schumann, on behalf of himself, his spouse and his dependents hereby releases and waives any claims under or with respect to, any other retirement, welfare benefit plans, programs, agreements or arrangements of the Company that currently exist or may from time to time exist in the future, except for COBRA and other similar benefits conferred upon him under law. Upon termination of this consulting arrangement, Schumann will return all property of the Company in his possession, including without limitation Company credit cards and keys.

         5. Nondisclosure of Confidential Information; Nonsolicitation. Schumann agrees to hold in a fiduciary capacity for the benefit of the Company all proprietary or confidential information, knowledge or data relating to the Company or any of its subsidiaries (each a "Subsidiary") which shall have been obtained by him during his employment by the Company or the term of the consulting arrangement set forth in Paragraph 4, as well as all proprietary or confidential information, knowledge or data of a third party to which Schumann has access during his employment by the Company or during such consulting arrangement, provided the Company or such Subsidiary is under an obligation of confidence to said third party regarding such information, knowledge or data. During and after the end of the term of this consulting arrangement, except as may be required by the lawful order of a court or government agency of competent jurisdiction, Schumann shall not, without the prior written consent of the Company (and, where applicable, said third party), communicate or divulge any such information, knowledge or data to anyone not bound by an obligation of confidence to the Company or such Subsidiary, or utilize such information, knowledge or data for any purpose other than for the Company's or such Subsidiary's benefit. Furthermore, for a period of 18 months from the Effective Date, Schumann covenants and agrees that he will not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit the employment of or employ any person who is as of the date hereof, an employee of the Company or any Subsidiary, except that this covenant and agreement shall not be applicable with respect the solicitation or employment of any person who, at the earliest time of any such solicitation or employment, has not been an employee of the Company or any Subsidiary for a period of at least three (3) months. Schumann's obligations under this Paragraph 5 shall apply during the term of this consulting arrangement and shall continue for 18 months thereafter. For purposes of this Agreement,





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
proprietary or confidential information does not include information which is or becomes public knowledge through no fault of Schumann, or information that is or becomes known to others as a result of disclosure by a person or entity other than Schumann who is not in breach of a confidentiality obligation to the Company or such Subsidiary or, where appropriate, to a third party, in making such disclosure. Schumann acknowledges that damages are an inadequate remedy for any breach of this Paragraph 5 because of the difficulty of ascertaining the amount of damages that would be suffered by the Company of such Subsidiary in the event this Paragraph 5 is breached, and Schumann therefore agrees that the Company or such Subsidiary may seek injunctive or other equitable relief against any breach of this Agreement without bond or any other security being required.

                 6. Notices. All notices and other communications under this Agreement shall be in writing and shall be effective when hand delivered to the other party or when sent by facsimile or when mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses set forth below or such other address as either party shall have furnished to the other in writing in accordance herewith:

                 In the case of the Company:

                          TCC Industries, Inc.
                          816 Congress Avenue, Suite 1250
                          Austin, Texas 78701
                          Attention: Chief Executive Officer
                          FAX: (512) 320-0063

                 In the case of Schumann:

                          Mr. Lawrence W. Schumann
                          3208 Riva Ridge Road
                          Austin, Texas 78746

         7. Non-assignability. The rights and obligations extended by the Company to Schumann under this Agreement are personal to Schumann and shall not be assignable by him without the prior written consent of the Company.

         8. Consulting Relationship; Tax Withholding. It is understood and agreed that Schumann's relationship with the Company as provided in Paragraph 4 is that of consultant and not employee of the Company. In the event that the compensation payable to Schumann under this Agreement is deemed to be subject to withholding taxes and other employment taxes, then the amount of compensation payable under this Agreement shall be reduced appropriately to reflect the amount of any required withholding. The Company shall have no obligation to make any payments to Schumann or to make Schumann whole for the amount of any required taxes.





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
         9. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUSIVE OF PRINCIPLES OF CONFLICTS OF LAWS. THE PARTIES HEREBY SUBMIT TO THE JURISDICTION OF ALL STATE AND FEDERAL COURTS IN TRAVIS COUNTY, TEXAS AND HEREBY AGREE THAT ANY SUCH COURT SHALL BE A PROPER FORUM FOR THE DETERMINATION OF ANY DISPUTE ARISING HEREUNDER.

         10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any person or entity or under any circumstances, shall be invalid or unenforceable to any extent under applicable law, and the extent of such invalidity or unenforceability does not destroy the basis for the bargain between the parties as expressed herein, then such provision shall be deemed severed from this Agreement with respect to such person or entity or such circumstance, without invalidating the remainder of this Agreement or the application of such provision to other persons or entities or circumstances, and a new provision shall be deemed substituted in lieu of the provision so severed which new provision shall, to the extent possible, accomplish the intent of the parties hereto as evidenced by the provision so severed.

         11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.

         12. Construction. This Agreement has been negotiated by the parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

         13. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior oral or written agreements or understandings with respect to the subject matter contained herein.

         14. Informed Execution. All parties to this Agreement expressly warrant and represent that before executing this Agreement, they have fully informed themselves of its terms, contents, conditions and effects; and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement. All parties are advised to consult with an attorney of their choice prior to executing this Agreement, and represent that they have had sufficient time to consult with an attorney. All parties warrant and represent that they have relied solely and completely upon their own judgment and the advice of their counsel in making this Agreement.





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
         IN WITNESS WHEREOF, the Company and Schumann have caused this Agreement to be executed as of the date first above mentioned.

                                  COMPANY:

                                  TCC Industries, Inc.



                                  By:     /s/ WALTER A. DEROECK
                                      ------------------------------------------
                                         Chairman of the Board and Interim Chief
                                         Executive Officer

                                  SCHUMANN:

                                      /s/ LAWRENCE W. SCHUMANN
                                  ----------------------------------------------
                                          Lawrence W. Schumann





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
                                    ANNEX A

                 DESCRIPTION                                                                             TOTAL
                 -----------                                                                             -----

Lump sum payment equal to:

The highest one month salary during
last 3 years                                                                         $15,000

Multiplied by the number of full
years employed by the Company:

         Date employed                             12/15/79
         Agreement date                             07/2/97                               17          $255,000.00

Any Bonus                                                                                                       0

Any other compensation owed as of
the effective date of termination                                                                               0

Fringe benefits for a period of one
year:

Health insurance:
 Monthly premiums for family coverage                                                $533.75

 Multiplied by twelve months                                                              12             6,405.00

Auto allowance (monthly)                                                             $500.00

 Multiplied by twelve months                                                              12             6,000.00

Premium coming due on term life
insurance at USAA                                                                                        1,000.00

Unpaid vacation:
Days accrued:

 Carryover from prior year                         9
 Accrued for 1997                                 20
                                                  --
 Total days accrued vacation                      29

Conversion to weeks (days per week)                5

Number of weeks accrued vacation                                                         5.8

Multiplied by weekly rate of pay                                                   $3,461.54

Total unpaid vacation                                                                                   20,076.92
                                                                                                      -----------
TOTAL                                                                                                 $288,481.92
                                                                                                      ===========





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